Exhibit 24.1

December 29, 2011

EMCORE Corporation
Albuquerque, New Mexico

Ladies and Gentlemen:

We have audited the consolidated balance sheets of EMCORE Corporation and subsidiaries (the Company) as of September 30, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for the two years ended September 30, 2011, and have reported thereon under date of December 29, 2011. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended September 30, 2011. As stated in note 8 to those consolidated financial statements, the Company changed its method of applying an accounting principle for the annual goodwill impairment test by changing the impairment testing date from December 31st to the Company's fiscal year-end, which is currently September 30th. The Company states that the newly adopted accounting principle is preferable in the circumstances because the timing better aligns with the Company's strategic planning and budgeting process and provides additional time for the Company to quantify the fair value of the respective reporting unit. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP

KPMG LLP
Albuquerque, New Mexico
December 29, 2011